News Release

INTERNATIONAL GAME TECHNOLOGY

REPORTS 2009 THIRD QUARTER RESULTS

(Reno, NV – July 23, 2009) – International Game Technology (NYSE: IGT) today reported financial results for the third quarter ended June 30, 2009.

Net income for the quarter was $66.3 million or $0.22 per diluted share compared to $108.3 million or $0.35 per diluted share in the same quarter last year.  For the nine month period ended June 30, 2009, net income was $170.3 million or $0.58 per diluted share compared to $290.5 million or $0.92 per diluted share in the same period last year.  Comparability between the current and prior year periods was impacted by a number of items detailed in a supplemental schedule at the end of this release.

“Although we continue to face an environment of suppressed demand, we were pleased with continued stability in our gaming operations yields and an uptick in unit sales from the second quarter,” said CEO Patti Hart commenting on the third quarter. “Despite challenges in the marketplace, IGT made progress on several key fronts during the quarter.  We successfully completed our refinancing efforts, filled key roles with accomplished executives, and continued to receive positive feedback on our recently launched MLD® and MultiPLAY products.”

News Release

International Game Technology

Reports 2009 Third Quarter Results

Gaming Operations

	Quarters Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Revenues (in millions)
North America	$249.7	$295.9	$774.2	$893.9
International	38.2	37.7	121.5	113.0
Total	$287.9	$333.6	$895.7	$1,006.9

Gross Margin
North America	61%	61%	57%	58%
International	69%	61%	60%	57%
Total	62%	61%	57%	58%

Installed Base
North America	46,000	48,400
International	15,100	11,700
Total	61,100	60,100

Gaming operations quarterly revenues and gross profit declined 14% and 11%, respectively, over the prior year quarter.  Declines were the result of lower play levels, as well as growth in the mix of stand alone and lease operations games in our installed base.  Gross margin was 62% in the quarter compared to 61% in the prior year quarter.  The margin was positively impacted by reduced jackpot expense associated with interest rate changes during the third quarter and lower depreciation expense.

Our installed base of recurring revenue games was 61,100 units, up 1,000 units or 2% from the prior year and down 200 units from the previous sequential quarter.   The increase over the prior year was driven by growth in international placements, while the sequential reduction resulted from a reduction in domestic placements.

News Release

International Game Technology

Reports 2009 Third Quarter Results

Product Sales

	Quarters Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Revenues (in millions)
North America - Machine	$96.6	$145.7	$309.0	$318.1
North America - Non Machine	51.5	87.0	181.1	229.9
International - Machine	56.5	82.8	146.5	269.7
International - Non Machine	29.6	28.3	67.1	71.9
Total	$234.2	$343.8	$703.7	$889.6

Gross Margin
North America	54%	53%	51%	54%
International	44%	55%	46%	54%
Total	50%	54%	50%	54%

Units Shipped
North America	7,000	12,200	21,900	26,100
International	6,900	8,000	20,300	26,500
Total	13,900	20,200	42,200	52,600

Product sales revenues and gross profit in the third quarter declined 32% and 37%, respectively, while units shipped worldwide decreased 31% over the prior year quarter.  North America revenues decreased 36% largely driven by record new unit shipments during the prior year quarter.  International revenues declined 23% for the quarter as a result of lower unit shipments into international casino markets, offset partially by increased unit shipments to Japan.  Total consolidated gross margin on product sales for the quarter was 50% compared to 54% in the prior year quarter, primarily due to unfavorable changes in exchange rates as well as a higher proportion of lower-margin units shipped to Japan.

News Release

International Game Technology

Reports 2009 Third Quarter Results

Operating Expenses, Other Expense and Taxes

Operating expenses totaled $172.8 million for the quarter, a decrease of $27.9 million over the prior year quarter and a sequential decrease of $17.0 million.  SG&A was $96.0 million in the current quarter excluding $0.8 million of bad debt provisions, a decline of $21.4 million or 18%, from the prior year quarter’s SG&A after excluding $4.4 million of bad debt provisions.

Other expense, net, totaled $17.0 million, an increase from $5.3 million in the prior year quarter.  The increase was primarily driven by additional interest on increased borrowings and higher interest rates as a result of our refinancing activity during the quarter.

The tax rate for the quarter was 37.9% compared to 40.4% in the prior year, primarily due to discrete tax items.

Balance Sheet and Capital Deployment

For the nine months ended June 30, 2009, IGT generated $354.4 million in cash from operations on net income of $170.3 million compared to cash from operations of $360.7 million on net income of $290.5 million in the prior year period.

Working capital decreased to $722.7 million at June 30, 2009 compared to $733.4 million at September 30, 2008.  Cash and equivalents (inclusive of restricted amounts) totaled $281.9 million.  During the quarter, IGT engaged in a number of refinancing transactions which resulted in total debt at June 30, 2009 of $2.3 billion with $239.0 million drawn on its credit facility and $1.6 billion available for use on the credit facility.

As previously announced, on May 11, 2009 IGT issued $850 million of 3.25% convertible notes due May 2014.  IGT also entered into hedging transactions on its common stock intended to reduce the potential dilution caused by the issuance of the convertible notes by purchasing note hedges from certain initial purchasers of the

News Release

International Game Technology

Reports 2009 Third Quarter Results

convertible notes (the ”purchased note hedges”).  IGT also entered into separate warrant transactions with the hedge counterparties (the “sold warrants”).  Depending on the price of IGT’s common stock, these transactions may impact IGT’s diluted share count. At the end of this release is a table which demonstrates the estimated potential impact on diluted shares used in calculating earnings per share related to the 3.25% convertible notes assuming certain stock price levels.  The GAAP dilution is impacted by the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus the dilution from the sold warrants to the extent our stock price exceeds the warrants exercise price of $30.14, and excludes the impact of the purchased note hedges which have an exercise price of $19.97 because the purchased note hedges are anti-dilutive.  The "Pro Forma Dilution" column in the table at the end of this release represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.  For the periods ended June 30, 2009, the convertible notes and warrants were excluded from the diluted share count because their conversion price and exercise price exceeded the average market price of our common stock during these periods.  The table is for illustrative purposes only; IGT is unable to predict its future stock price and IGT’s stock could trade below or above the closing price assumptions in the table.

News Release

International Game Technology

Reports 2009 Third Quarter Results

Earnings Conference Call

As announced on July 2, 2009, IGT will host a conference call to discuss Third Quarter results at 6:00 a.m. Pacific Time today.  The access numbers are as follows:

Domestic callers dial 888-843-9209, passcode IGT

International callers dial 415-228-4953, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, July 31, 2009 at http://www.IGT.com/InvestorRelations.

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. Pacific Time today.  This replay will run through Friday, July 31, 2009.  The access numbers are as follows:

Domestic callers dial 866-433-1154

International callers dial 203-369-0994

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects and proposed new products, services, developments or business strategies.  These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions.  These phrases and statements include, but are not limited to, the following:

•

Our gaming operations yields have continued to be stable and we have continued to receive positive feedback on our recently launched MLD® MultiPLAY products.

•

Statements about the potential effects of the purchased note hedges and sold warrant transactions

Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

▪

Unfavorable changes to regulations or problems with obtaining and maintaining needed licenses or approvals

News Release

International Game Technology

Reports 2009 Third Quarter Results

▪

Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels, including play levels of recurring revenue games

▪

Continuing or worsening unfavorable economic conditions which may reduce product sales, the play levels of our participation games and our ability to collect outstanding receivables from our customers

▪

Decreases in or continued low interest rates which in turn increases our costs to fund jackpots

▪

Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

▪

Failure to successfully develop and manage frequent introductions of innovative products

▪

Failure to attract, retain and motivate key employees which may adversely affect our ability to compete

▪

Failure or inability to protect our intellectual property

▪

Claims of intellectual property infringement or invalidity

▪

Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

▪

Risks related to international operations

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact: Patrick Cavanaugh, Executive Vice President and Chief Financial Officer or Craig Billings, Vice President Corporate Finance/Investor Relations, both of IGT, +1-866-296-4232

News Release

International Game Technology

Reports 2009 Third Quarter Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
(In millions, except per share amounts)

Revenues
Gaming operations	$287.9	$333.6	$895.7	$1,006.9
Product sales	234.2	343.8	703.7	889.6
Total revenues	522.1	677.4	1,599.4	1,896.5

Costs and operating expenses
Cost of gaming operations	108.7	131.5	382.2	421.5
Cost of product sales	116.9	158.2	354.9	410.2
Selling, general and administrative	96.8	121.8	320.9	333.6
Research and development	52.1	58.4	158.4	163.5
Restructuring charges	4.1	1.6	29.8	1.6
Depreciation and amortization	19.8	18.9	59.2	56.7
Total costs and operating expenses	398.4	490.4	1,305.4	1,387.1

Operating income	123.7	187.0	294.0	509.4

Other income (expense), net	(17.0)	(5.3)	(48.5)	(21.7)

Income before tax	106.7	181.7	245.5	487.7

Income tax provisions	40.4	73.4	75.2	197.2

Net income	$66.3	$108.3	$170.3	$290.5

Basic earnings per share	$0.23	$0.35	$0.58	$0.93
Diluted earnings per share	$0.22	$0.35	$0.58	$0.92

Weighted average shares outstanding
Basic	294.3	309.1	293.7	311.9
Diluted	295.0	311.1	294.2	315.1

News Release

International Game Technology

Reports 2009 Third Quarter Results

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2009	September 30, 2008
(In millions)

Assets
Current assets
Cash and equivalents	$184.0	$266.4
Investment securities	21.1	—
Restricted cash and investments	76.8	108.0
Jackpot annuity investments	67.7	67.5
Receivables, net	430.1	530.3
Inventories	182.2	218.3
Other	296.7	279.6
Total current assets	1,258.6	1,470.1
Property, plant and equipment, net	567.5	590.9
Jackpot annuity investments	406.7	423.4
Notes and contracts receivable, net	230.1	148.2
Goodwill and intangibles, net	1,383.6	1,407.4
Other assets	610.8	517.4
Total assets	$4,457.3	$4,557.4
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of notes payable	$2.2	$16.0
Accounts payable	63.6	105.7
Jackpot liabilities	155.8	189.7
Accrued income taxes	7.2	15.3
Dividends payable	17.8	42.9
Other accrued liabilities	289.3	367.1
Total current liabilities	535.9	736.7
Notes payable, net of current maturities	2,301.9	2,247.1
Non-current jackpot liabilities	443.9	461.0
Other liabilities	189.2	203.6
Total liabilities	3,470.9	3,648.4
Total stockholders' equity	986.4	909.0
Total liabilities and stockholders' equity	$4,457.3	$4,557.4

News Release

International Game Technology

Reports 2009 Third Quarter Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended June 30,
	2009	2008
(In millions)

Operations
Net income	$170.3	$290.5
Depreciation, amortization, and asset charges	212.3	210.4
Other non-cash items	61.6	53.4
Changes in operating assets and liabilities:
Receivables	73.1	(11.5)
Inventories	30.8	(48.2)
Prepaid and other assets	11.2	(37.4)
Income taxes	(41.5)	(7.1)
Accounts payable and accrued liabilities	(91.7)	(78.2)
Jackpot liabilities	(71.7)	(11.2)

Cash from operations	354.4	360.7

Investing
Capital expenditures	(175.8)	(221.6)
Proceeds from assets sold	7.7	3.9
Investments, net	(11.9)	72.3
Jackpot annuity investments, net	37.6	28.6
Changes in restricted cash	31.7	(77.0)
Loans receivable (advances) repayments, net	(79.3)	(20.1)
Business acquisitions	(15.7)	(12.6)

Cash from investing	(205.7)	(226.5)

Financing
Debt related proceeds (payments), net	(134.4)	394.7
Employee stock plans	5.5	86.0
Share repurchases	—	(474.0)
Dividends paid	(103.5)	(132.3)

Cash from financing	(232.4)	(125.6)

Foreign exchange rates effect on cash	1.3	4.4

Net change in cash and equivalents	(82.4)	13.0

Beginning cash and equivalents	266.4	261.3

Ending cash and equivalents	$184.0	$274.3

News Release

International Game Technology

Reports 2009 Third Quarter Results

Unaudited Supplemental Data

	Quarters Ended June 30,		Nine Months Ended June 30,
Reconciliation of Net Income to Adjusted EBITDA	2009	2008	2009	2008
(In millions)
Net income	$66.3	$108.3	$170.3	$290.5
Income tax provisions	40.4	73.4	75.2	197.2
Other (income) expense, net	17.0	5.3	48.5	21.7
Restructuring charges	4.1	1.6	29.8	1.6
Depreciation and amortization	64.1	64.0	212.3	210.4
Share-based compensation (excluding restructuring adjustment)	11.1	10.2	32.7	27.5
Adjusted EBITDA	$203.0	$262.8	$568.8	$748.9

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including fixed asset charges, share-based compensation, restructuring charges, and other income/expense, net) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Nine Months Ended June 30,
Reconciliation of Cash from Operations to Free Cash Flow	2009	2008
(In millions)
Cash from operations	$354.4	$360.7
Investment in property, plant and equipment	(33.2)	(78.4)
Investment in gaming operations equipment	(136.7)	(134.1)
Investment in intellectual property	(5.9)	(9.1)
Free Cash Flow before dividends	178.6	139.1
Dividends paid	(103.5)	(132.3)
Free Cash Flow	$75.1	$6.8

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations.  Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid.  Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles.  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

News Release

International Game Technology

Reports 2009 Third Quarter Results

Unaudited Supplemental Data (continued)

	Income statement	Quarter Ended June 30,		Nine Months Ended June 30,
Items Affecting Comparability	line impacted	2009	2008	2009	2008
(In millions, except per share amounts)		favorable (unfavorable)

Impact of interest rate changes on jackpot liabilities	Cost of gaming operations	$3.4	$(0.8)	$(5.8)	$(15.6)
Salvage value adjustments	Cost of gaming operations	—	—	—	(5.3)
Fixed asset charges (technological obsolescence)	Cost of gaming operations	—	—	(3.5)	(5.1)
Inventory write-downs (technological obsolescence)	Cost of product sales	—	—	(2.6)	(2.4)
Bad debt provision	Sales, General, & Administrative	(0.8)	(4.4)	(25.0)	(5.5)
Foreign currency gain (loss)	Other income (expense)	1.3	2.2	(5.7)	0.3
Subtotal before tax	Income before tax	3.9	(3.0)	(42.6)	(33.6)
Tax effect	Income tax provision	(1.5)	1.1	16.2	12.6
Subtotal after tax	Net income	$2.4	$(1.9)	$(26.4)	$(21.0)

Other:
Restructuring charges	Restructuring charges	$(4.1)	$(1.6)	$(29.8)	$(1.6)
Debt refinancing advisory fees	Sales, General, & Administrative	(1.8)	—	(1.8)	—
Debt refinancing breakage charges	Other income (expense)	(4.4)	—	(4.4)	—
Gain on repurchases of convertible debentures	Other income (expense)	—	—	6.5	—
Investment gain (loss) (a)	Other income (expense)	0.5	—	(2.1)	—
		—	—
Subtotal before tax	Income before tax	(9.8)	(1.6)	(31.6)	(1.6)
Tax effect (a)	Income tax provision	3.9	0.6	11.7	0.6
Discrete tax items	Income tax provision	0.4	(3.4)	20.3	(8.3)
Subtotal after tax	Net income	$(5.5)	$(4.4)	$0.4	$(9.3)

(a) Certain investment gain/loss has no tax effect

Total before tax	Income before tax	$(5.9)	$(4.6)	$(74.2)	$(35.2)
Total tax effect	Income tax provision	2.8	(1.7)	48.2	4.9
Total after tax	Net income	$(3.1)	$(6.3)	$(26.0)	$(30.3)

Total per diluted share		$(0.01)	$(0.02)	$(0.09)	$(0.10)

News Release

International Game Technology

Reports 2009 Third Quarter Results

Unaudited Supplemental Data (continued)

Impact of Share Price on Diluted Shares Outstanding from

$850.0 Million, 3.25% Convertible Notes, Purchased Bond Hedge, and Sold Warrants

Closing
Stock Price	Incremental Dilution
Assumption	GAAP (1)	Proforma (2)
	(Shares outstanding in millions)

$10.00	—	—
$12.00	—	—
$14.00	—	—
$16.00	—	—
$18.00	—	—
$20.00	0.1	—
$22.00	3.9	—
$24.00	7.2	—
$26.00	9.9	—
$28.00	12.2	—
$30.00	14.2	—
$32.00	18.5	2.5
$34.00	22.4	4.8
$36.00	25.9	6.9
$38.00	29.0	8.8
$40.00	31.8	10.5
$42.00	34.4	12.0
$44.00	36.7	13.4
$46.00	38.8	14.7
$48.00	40.7	15.8
$50.00	42.5	16.9
$52.00	44.1	17.9
$54.00	45.6	18.8
$56.00	47.0	19.7
$58.00	48.4	20.4
$60.00	49.6	21.2

The table above demonstrates the estimated potential impact on the diluted share count used in calculating diluted earnings per share for IGT's 3.25% convertible notes and the related purchased note hedges and separate sold warrant transactions assuming certain stock price levels.  For the periods ended June 30, 2009, the convertible notes and sold warrants have been excluded from the diluted share count because their conversion price and exercise price exceeded the average market price of our common stock during these periods.

(1) GAAP dilution is calculated per GAAP requirements by reference to the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus dilution from the sold warrants to the extent our stock price exceeds the warrants' exercise price of $30.14 and excludes the impact of the purchased note hedges which have an exercise price of $19.97, because the convertible note hedges are anti-dilutive.

(2) Pro Forma dilution represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.

The table above is for illustrative purposes only; IGT is unable to predict its future stock price and IGT's stock could trade below or above the closing price assumptions in the table.